EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We have issued our report dated February 27, 2006, accompanying the consolidated financial statements incorporated by reference in the Annual Report of United Community Banks, Inc. on Form 10-K for the year ended December 31, 2005. We hereby consent to the incorporation by reference of said report in the Registration Statement of United Community Banks, Inc. on Forms S-8 (File No. 33-80885, effective December 27, 1995; File No. 333-70471, effective January 12, 1999; File No. 333-86876, effective April 24, 2002; File No. 333-99849, effective date September 19, 2002; File No. 333-120623, effective date November 19, 2004; File No. 333-125017, effective date May 17, 2005; and File No. 333-130489, effective date December 20, 2005) and on Form S-3 (File No. 333-116623, effective date July 9, 2004 and File No. 333-127477, effective date August 12, 2005).
/s/ Porter Keadle Moore, LLP
Atlanta, Georgia
March 1, 2006

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